Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2021 Second Quarter Results

Holiday Quarter Exceeded Expectations Underscoring Power of Acceleration Program

  Drove Significant Sequential Improvement in Revenue Trends
  Generated Triple-Digit Increase in Global Digital Sales
  Delivered Strong Gross Margin Expansion of Approximately 300 Basis Points
  Achieved Second Consecutive Quarter of Operating Income and EPS Growth

NEW YORK--(BUSINESS WIRE)--February 4, 2021--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today reported results for the fiscal second quarter ended December 26, 2020.

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., said, “Our results significantly outpaced expectations driven by the successful execution of our Acceleration Program. Our sharpened focus on the consumer fueled new customer acquisition across all brands with notable sales gains in Digital and China. Importantly, for the second consecutive quarter, we generated strong operating income growth supported by a reduction in promotional activity and higher AUR, as well as disciplined inventory and expense management. Further, we delivered this profit growth in the face of unprecedented Covid-related external headwinds, including pressured bricks and mortar traffic, store closures and capacity limits, as well as higher freight costs and shipping constraints. I’m incredibly proud of our teams around the world for their unwavering passion, agility, and resilience this holiday season.”

“As we enter the second half of our fiscal year, we are optimistic for the future in spite of the uncertain backdrop. We are listening closely to consumers and responding in real-time to changes in their values, shopping behaviors, and brand engagement. We are leaning into the competitive advantages of our platform, bringing innovation to both product and how we connect with customers. As a result, we are driving demand for our categories and stretching what’s possible for our brands. Looking forward, I am confident that Tapestry will emerge from the pandemic stronger, well-positioned to both capture market share at higher levels of profitability and fully unlock the flywheel of sustainable, long-term growth,” Ms. Crevoiserat concluded.

Tapestry, Inc. Fiscal Second Quarter 2021 Highlights

  Achieved significant sequential improvement in revenue trends across all brands, led by North America
  Drove triple-digit e-commerce growth versus prior year, with digital representing approximately one-third of global sales, including nearly half of revenue in North America
  Posted over 30% year-over-year revenue growth in Mainland China
  Increased gross margin, primarily driven by lower, more disciplined promotional activity, resulting approximately 300 basis points of improvement year-over-year
  Reduced SG&A costs, which declined high-single digits versus prior year, reflecting effective expense management and previously announced actions to transform the Company’s operating model, while reinvesting in the business and increasing marketing spend
  Generated strong operating income growth and margin expansion for the second consecutive quarter
  Funded the pay down of $500 million of the Company’s $700 million revolver with positive free cash flow of $697 million year-to-date; paid down remaining $200 million balance subsequent to quarter-end

Acceleration Program Highlights

In the fiscal second quarter, the Company made meaningful progress against its Acceleration Program to sharpen its focus on the consumer, leverage data to lead with a digital-first mindset and transform into a leaner and more responsive organization:

  Recruited over 1.5 million new customers in North America across brands through our e-commerce channels, a meaningful increase versus prior year, as we continue to meet consumers where they choose to shop and utilize marketing capabilities to drive engagement and enhance the customer’s digital journey;
  Leveraged Tapestry’s scale and agility to deliver triple-digit digital growth by expanding our network through added fulfillment capacity and the diversification of parcel carrier partnerships, swiftly adapting to the current environment and navigating market constraints to support increased customer demand;
  Drove significant growth in China through compelling product assortments, enhanced marketing and expanded reach across direct channels and third party online distribution;
  Achieved record sales during the 11.11 Global Shopping Festival on Tmall Luxury Pavilion, with Coach as the number one ranked brand in the handbags, luggage, and leather goods category and Stuart Weitzman as the number one ranked footwear brand over this key holiday period;
  Deployed new data and analytics tools to drive strategic, data-driven decision making to optimize marketing messaging, assortment planning, and promotional levels, supporting higher AUR and conversion rates;
  Continued to enhance the flexibility of our operating model, with a streamlined organizational structure and empowered teams, while optimizing our global fleet with 18 net closures in the fiscal first half representing a net decrease of 84 stores from the prior year; Remain on track to achieve gross run-rate savings of $300 million, including gross savings of $200 million in fiscal 2021.

Through these initiatives, the Company is better meeting the needs of each of its brands' unique customers to drive engagement and desire for its products, creating a strong foundation for profitable expansion.

Overview of Second Quarter 2021 Tapestry, Inc. Results

  Net sales totaled $1.69 billion for the second quarter as compared to $1.82 billion in the prior year, representing a 7% decline.
  Gross profit totaled $1.17 billion, while gross margin was 69.6% on both a reported and non-GAAP basis. This compared to prior year gross profit of approximately $1.21 billion on a reported and non-GAAP basis and gross margin of 66.6% and 66.7% on a reported and non-GAAP basis, respectively.
  SG&A expenses totaled $784 million on a reported basis and represented 46.5% of sales compared to $847 million and 46.6%, respectively, in the year ago quarter. On a non-GAAP basis, SG&A expenses were $763 million and represented 45.2% of sales as compared to $838 million and 46.1%, respectively, in the year ago period.
  Operating income was $389 million on a reported basis, while operating margin was 23.1% versus operating income of $363 million and an operating margin of 20.0% in the prior year. On a non-GAAP basis, operating income was $411 million, while operating margin was 24.4% versus operating income of $373 million and an operating margin of 20.6% in the prior year.
  Net interest expense was $19 million in the quarter as compared to $14 million in the year ago period.
  Other income was $4 million versus $6 million in the prior year.
  Net income for the quarter was $311 million on a reported basis, with earnings per diluted share of $1.11. This compared to net income of $299 million with earnings per diluted share of $1.08 in the prior year period. The reported tax rate for the quarter was 16.9% compared to 15.8% in the prior year period. On a non-GAAP basis, net income for the quarter was $323 million with earnings per diluted share of $1.15. This compared to non-GAAP net income of $304 million with earnings per diluted share of $1.10 in the prior year period. The non-GAAP tax rate for the quarter was 18.5% compared to 16.9% in the prior year.
  Inventory was $632 million at the end of quarter versus ending inventory of $748 million in the year ago period.

Fiscal second quarter results by brand were as follows:

Coach Second Quarter 2021 Results

  Net sales for Coach totaled $1.23 billion for the fiscal second quarter as compared to $1.27 billion in the prior year, representing a decline of 4%.
  Gross profit for Coach totaled $888 million, while gross margin was 72.5% on a reported and non-GAAP basis. This compared to prior year gross profit of $877 million and gross margin of 69.1% on a reported and non-GAAP basis.
  SG&A expenses for Coach were $476 million on a reported basis and represented 38.9% of sales compared to approximately $494 million and 38.9%, respectively, in the year ago period. On a non-GAAP basis, SG&A expenses were $470 million and represented 38.4% of sales compared to expenses of $495 million and 39.0% of sales in the prior year.
  Operating income for Coach was $412 million compared to reported operating income of approximately $383 million in the prior year, while operating margin was 33.6% versus 30.1% a year ago. On a non-GAAP basis, operating income was $418 million compared to $382 million in the prior year, while operating margin was 34.1% versus 30.1% a year ago.

Kate Spade Second Quarter 2021 Results

  Net sales for Kate Spade totaled $376 million for the fiscal second quarter as compared to $430 million in the prior year, representing a decline of 13%, which included the impact related to a strategic pullback in lower margin wholesale disposition sales.
  Gross profit for Kate Spade totaled $233 million, while gross margin was 62.1% on a reported and non-GAAP basis. This compared to gross profit of $262 million and gross margin of 61.0% in the prior year on a reported and non-GAAP basis.
  SG&A expenses for Kate Spade were $174 million on a reported basis and represented 46.4% of sales. This compared to reported SG&A expenses of $194 million in the year ago period, which represented 45.2% of sales. On a non-GAAP basis, SG&A expenses were $172 million and represented 45.8% of sales. This compared to SG&A expenses of approximately $194 million in the prior year, which represented 45.0% of sales on a non-GAAP basis.
  Operating income for Kate Spade was $59 million on a reported basis, representing an operating margin of 15.7%. This compared to operating income of $68 million and an operating margin of 15.8% on a reported basis in the year ago period. On a non-GAAP basis, operating income was $61 million, while operating margin was 16.3%. This compared to operating income of $69 million and an operating margin of 15.9% on a non-GAAP basis in the previous year.

Stuart Weitzman Second Quarter 2021 Results

  Net sales for Stuart Weitzman totaled $85 million for the fiscal second quarter compared to $116 million in the same period of the prior year, representing a 27% decline.
  Gross profit for Stuart Weitzman totaled $53 million on both a reported and non-GAAP basis, while gross margin for the quarter was 62.2%. This compared to prior year reported gross profit of $70 million and gross margin of 60.5%. On a non-GAAP basis, prior year gross profit was $72 million, while gross margin was 61.8%.
  SG&A expenses for Stuart Weitzman were $41 million on a reported basis and represented 48.0% of sales. This compared to reported SG&A expenses of approximately $60 million in the year ago period, which represented 52.3% of sales. On a non-GAAP basis, SG&A expenses were approximately $43 million and represented 50.9% of sales as compared to $60 million or 52.0% of sales in the prior year period.
  Operating income was $12 million on a reported basis, representing an operating margin of 14.1%, compared to operating income of $10 million and operating margin of 8.2% in the year ago period. On a non-GAAP basis, operating income was approximately $10 million, while operating margin was 11.3% versus operating income of $11 million and operating margin of 9.8% in the prior year.

Non-GAAP Reconciliation

During the fiscal second quarter of 2021, the Company recorded the following on a reported basis:

  Acceleration Program: $22 million of pre-tax charges primarily associated with professional fees incurred as a result of the development and execution of the Company’s comprehensive strategic initiatives, as well as actions to streamline the Company's organization, which includes severance. The Company continues to expect to incur total charges of $185 to $200 million over the life of the Acceleration Program, including $50 to $65 million in remaining charges. The majority of these future costs are estimated to be cash and recorded primarily in fiscal 2021.
  CARES Act Tax Impact: $3 million of tax benefits under the Coronavirus Aid, Relief, and Economic Securities Act, most notably the NOL carryback claim. This reflects the adjustment to the Company’s provisional estimate.

Taken together, these items decreased the Company’s net income and earnings per diluted share by $12 million and $0.04, respectively. Please refer to the financial tables included herein for a detailed reconciliation of the Company’s reported to non-GAAP results.

Fiscal Year 2021 Outlook

Due to the dynamic nature of the Covid-19 crisis and lack of visibility, the Company is not providing detailed guidance for fiscal 2021. However, given Tapestry’s better-than-anticipated results in the fiscal first half, and assuming a continued recovery emerging from the pandemic, the Company now expects revenue for the fiscal year to increase at a high-single digit rate on a 52-week basis and in the area of 10% on 53-week basis. This outlook continues to include the expectation for a topline inflection and strong bottom line growth during the second half of the fiscal year.

The Company also notes that fiscal 2021 includes a 53rd week in its fourth fiscal quarter.

Conference Call Details

The Company will host a conference call to review these results at 7:30 a.m. (ET) today, February 4, 2021. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors on the Internet or calling 1-877-510-8087 or 1-862-298-9015 and providing the Conference ID 4990276. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-585-8367 or 1-404-537-3406 and enter the Conference ID 4990276. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events

The Company expects to report fiscal 2021 third quarter results on Thursday, May 6, 2021. To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2021 Outlook,” and statements regarding the Acceleration Program, including future charges under and future impacts of this program, the potential impact of the Covid-19 pandemic and success of mitigating actions, and statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” "anticipate," “leveraging,” “sharpening,” transforming,” “creating,” accelerating,” “enhancing,” leaning into,” “innovation,” “drive,” “targeting,” “assume,” “plan,” “progress,” “optimistic,” “future,” “uncertain backdrop,” “emerge,” “on track,” “well positioned to,” “look forward to,” “looking ahead,” “to acquire,” “achieve,” “strategic,” “steady recovery,” “growth,” “view,” “stretching what’s possible,” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of the Covid-19 pandemic, the ability to control costs and successfully execute our growth strategies, expected economic trends, the ability to anticipate consumer preferences, risks associated with operating in international markets and our global sourcing activities, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, the impact of pending and potential future legal proceedings, and the impact of legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K, quarterly report on 10-Q and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter & Six Months Ended December 26, 2020 and December 28, 2019
(in millions, except per share data)

	(unaudited)		(unaudited)
	QUARTER ENDED		SIX MONTHS ENDED
	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019

Net sales	$1,685.4	$1,816.0	$2,857.6	$3,173.9

Cost of sales	511.7	606.3	853.7	1,049.7

Gross profit	1,173.7	1,209.7	2,003.9	2,124.2

Selling, general and administrative expenses	784.3	846.6	1,412.3	1,709.5

Operating income (loss)	389.4	363.1	591.6	414.7

Interest expense, net	18.7	14.0	38.1	26.3

Other expense (gain)	(3.6)	(5.9)	(6.2)	6.8

Income before provision for income taxes	374.3	355.0	559.7	381.6

Provision for income taxes	63.3	56.2	17.0	62.8

Net income (loss)	$311.0	$298.8	$542.7	$318.8

Net income (loss) per share:

Basic	$1.12	$1.08	$1.96	$1.14

Diluted	$1.11	$1.08	$1.94	$1.13

Shares used in computing net income per share:

Basic	277.5	276.0	277.1	280.8

Diluted	281.0	276.7	279.4	281.8
TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter & Six Months Ended December 26, 2020 and December 28, 2019
(in millions)
(unaudited)

	QUARTER ENDED
	December 26, 2020	December 28, 2019	% Change	Constant Currency % Change

Coach	$ 1,225.3	$ 1,269.9	(4)%	(5)%
Kate Spade	375.6	430.4	(13)%	(13)%
Stuart Weitzman	84.5	115.7	(27)%	(28)%
Total Tapestry	$ 1,685.4	$ 1,816.0	(7)%	(8)%

	SIX MONTHS ENDED
	December 26, 2020	December 28, 2019	% Change	Constant Currency % Change

Coach	$ 2,100.7	$ 2,235.8	(6)%	(7)%
Kate Spade	616.0	735.9	(16)%	(17)%
Stuart Weitzman	140.9	202.2	(30)%	(31)%
Total Tapestry	$ 2,857.6	$ 3,173.9	(10)%	(11)%
TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended December 26, 2020
		Items Affecting Comparability
	GAAP Basis (As Reported)	CARES Act Tax Impact	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	888.1	-	-	888.1
Kate Spade	233.1	-	-	233.1
Stuart Weitzman	52.5	-	-	52.5
Gross profit(1)	$1,173.7	$-	$-	$1,173.7

SG&A expenses
Coach	476.1	-	5.8	470.3
Kate Spade	174.3	-	2.4	171.9
Stuart Weitzman	40.6	-	(2.3)	42.9
Corporate	93.3	-	15.8	77.5
SG&A expenses	$784.3	$-	$21.7	$762.6
			-
Operating income (loss)
Coach	412.0	-	(5.8)	417.8
Kate Spade	58.8	-	(2.4)	61.2
Stuart Weitzman	11.9	-	2.3	9.6
Corporate	(93.3)	-	(15.8)	(77.5)
Operating income (loss)	$389.4	$-	$(21.7)	$411.1

Provision for income taxes	63.3	(3.3)	(6.4)	73.0
Net income (loss)	$311.0	$3.3	$(15.3)	$323.0
Net income (loss) per diluted common share	$1.11	$0.01	$(0.05)	$1.15

(1) Adjustments within Gross profit are recorded within Cost of sales.
TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Six Months Ended December 26, 2020
		Items Affecting Comparability
	GAAP Basis (As Reported)	CARES Act Tax Impact	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	1,533.0	-	-	1,533.0
Kate Spade	387.2	-	-	387.2
Stuart Weitzman	83.7	-	-	83.7
Gross profit(1)	$2,003.9	$-	$-	$2,003.9

SG&A expenses
Coach	851.0	-	16.5	834.5
Kate Spade	305.2	-	3.4	301.8
Stuart Weitzman	71.8	-	(4.7)	76.5
Corporate	184.3	-	33.1	151.2
SG&A expenses	$1,412.3	$-	$48.3	$1,364.0

Operating income (loss)
Coach	682.0	-	(16.5)	698.5
Kate Spade	82.0	-	(3.4)	85.4
Stuart Weitzman	11.9	-	4.7	7.2
Corporate	(184.3)	-	(33.1)	(151.2)
Operating income (loss)	$591.6	$-	$(48.3)	$639.9

Provision for income taxes	17.0	(95.0)	(12.2)	124.2
Net income (loss)	$542.7	$95.0	$(36.1)	$483.8
Net income (loss) per diluted common share	$1.94	$0.34	$(0.13)	$1.73

(1) Adjustments within Gross profit are recorded within Cost of sales.
TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended December 28, 2019
		Items Affecting Comparability
	GAAP Basis (As Reported)	ERP Implementation	Organization-related & Integration costs	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	877.3	-	-	877.3
Kate Spade	262.4	-	-	262.4
Stuart Weitzman	70.0	-	(1.5)	71.5
Gross profit(1)	$1,209.7	$-	$(1.5)	$1,211.2

SG&A expenses
Coach	494.5	-	(0.4)	494.9
Kate Spade	194.5	-	0.7	193.8
Stuart Weitzman	60.4	-	0.3	60.1
Corporate	97.2	6.3	1.8	89.1
SG&A expenses	$846.6	$6.3	$2.4	$837.9

Operating income (loss)
Coach	382.8	-	0.4	382.4
Kate Spade	67.9	-	(0.7)	68.6
Stuart Weitzman	9.6	-	(1.8)	11.4
Corporate	(97.2)	(6.3)	(1.8)	(89.1)
Operating income (loss)	$363.1	$(6.3)	$(3.9)	$373.3

Provision for income taxes	56.2	(1.5)	(4.0)	61.7
Net income (loss)	$298.8	$(4.8)	$0.1	$303.5
Net income (loss) per diluted common share	$1.08	$(0.02)	$-	$1.10

(1) Adjustments within Gross profit are recorded within Cost of sales.
TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Six Months Ended December 28, 2019
		Items Affecting Comparability
	GAAP Basis (As Reported)	ERP Implementation	Organization-related & Integration costs	Impairment	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	1,554.9	-	(0.1)	-	1,555.0
Kate Spade	453.9	-	(1.2)	-	455.1
Stuart Weitzman	115.4	-	(4.3)	-	119.7
Gross profit(1)	$2,124.2	$-	$(5.6)	$-	$2,129.8

SG&A expenses
Coach	972.6	-	(0.1)	41.5	931.2
Kate Spade	393.2	-	0.8	25.2	367.2
Stuart Weitzman	125.1	-	(2.1)	8.9	118.3
Corporate	218.6	20.8	24.5	-	173.3
SG&A expenses	$1,709.5	$20.8	$23.1	$75.6	$1,590.0

Operating income (loss)
Coach	582.3	-	-	(41.5)	623.8
Kate Spade	60.7	-	(2.0)	(25.2)	87.9
Stuart Weitzman	(9.7)	-	(2.2)	(8.9)	1.4
Corporate	(218.6)	(20.8)	(24.5)	-	(173.3)
Operating income (loss)	$414.7	$(20.8)	$(28.7)	$(75.6)	$539.8

Provision for income taxes	62.8	(5.0)	(9.4)	(12.1)	89.3
Net income (loss)	$318.8	$(15.8)	$(19.3)	$(63.5)	$417.4
Net income (loss) per diluted common share	$1.13	$(0.06)	$(0.07)	$(0.22)	$1.48

(1) Adjustments within Gross profit are recorded within Cost of sales.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to the tax benefit the Company received under the CARES Act and the Acceleration Program for the second quarter and first six months of fiscal year 2021 and ERP Implementation and Organization-related & Integration Costs for second quarter of fiscal year 2020 and ERP Implementation, Organization-related & Integration Costs and Impairment for the first six months of fiscal year 2020.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate.

Net sales changes for the Company and each segment are based on absolute sales dollar changes and are not presented in accordance with the Company’s comparable sales definition utilized historically due to the uncertain business environment resulting from the impact of the Covid-19 pandemic.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At December 26, 2020 and June 27, 2020
(in millions)

	(unaudited)	(audited)
	December 26, 2020	June 27, 2020
ASSETS

Cash, cash equivalents and short-term investments	$1,651.8	$1,434.4
Receivables	331.7	193.3
Inventories	631.9	736.9
Other current assets	261.8	188.5

Total current assets	2,877.2	2,553.1

Property and equipment, net	730.2	775.2
Lease right-of-use assets	1,674.9	1,757.0
Other noncurrent assets	2,868.1	2,838.9

Total assets	$8,150.4	$7,924.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$386.3	$130.8
Accrued liabilities	586.4	511.0
Short-term lease liabilities	360.4	388.8
Current debt	200.0	711.5

Total current liabilities	1,533.1	1,742.1

Long-term debt	1,589.3	1,587.9
Long-term lease liabilities	1,658.9	1,799.8
Other liabilities	478.4	518.0

Stockholders' equity	2,890.7	2,276.4

Total liabilities and stockholders' equity	$8,150.4	$7,924.2
TAPESTRY, INC.
STORE COUNT
At September 26, 2020 and December 26, 2020
(unaudited)

	As of			As of
Directly-Operated Store Count:	September 26, 2020	Openings	(Closures)	December 26, 2020

Coach
North America	374	1	(1)	374
International	583	7	(4)	586

Kate Spade
North America	216	-	-	216
International	208	2	(4)	206

Stuart Weitzman
North America	55	1	(2)	54
International	58	1	(4)	55

Contacts

Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick
Interim Chief Financial Officer
Global Head of Investor Relations and Corporate Communications
212/629-2618
aresnick@tapestry.com
Christina Colone
Vice President, Investor Relations
212/946-7252
ccolone@tapestry.com